* Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.20

ORBIS COOPERATION AGREEMENT - APRIL 18, 2020

Client Name: Apex Clearing Corporation Principal Address: 350 N. St. Paul Street, Suite 1300 Dallas, Texas 75201	Contact Name: John Mollica Email: *******@apexclearing.com Phone: ***

Effective Date: April 18, 2020

This AGREEMENT is executed and entered by Orbis Systems, Inc. a Delaware corporation with its principal office at 525 Washington Boulevard; 24th Floor, Jersey City, N.J. 07310 USA (“Orbis”), and Apex Clearing Corporation whose address is provided above (“Client”). Orbis and the Client collectively are the Parties and individually a Party where so referenced in this Agreement. This Agreement is effective as of the date stated above.

WHEREAS, Orbis is a technology company providing the Orbis Product (as defined below);

WHEREAS, Client desires to license the Orbis Product for its internal use, and to provide access to the Orbis Product to its Authorized Subscribers;

WHEREAS, Client or its Correspondents may desire to engage Orbis to customize, private label, add, change, or further develop the Orbis Product as agreed in writing between the parties;

NOW, THEREFORE, in consideration of the mutual covenants and representations herein, the Parties hereto agree as follows:

1.	DEFINITIONS

(a)	Account(s) means any Customer, Client, or Authorized Subscriber brokerage, bank, subscription, or other account that is represented on the Orbis Product.

(b)	Agreement means the entirety of this document including schedules, appendices, and annexes.

(c)

Authorized Subscriber means the Customers, Correspondents and their respective employees, or agents who have entered into a Subscription Agreement and are granted access to the Orbis Product pursuant to the terms of the Subscription Agreement:

(d)

Change of Control means (i) a merger or consolidation (a “Merger”) in which a Party issues or exchanges shares of its capital stock pursuant to such Merger, except any Merger in which the shares of capital stock of a Party outstanding immediately prior to such Merger continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such Merger, at least a majority, by voting power, of the capital stock of the surviving corporation; (ii) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by a Party or any of its subsidiaries or affiliates of substantially all the assets of a Party, including specifically related to Orbis, the Orbis Product, Orbis Software, or Orbis Content, or the sale or disposition on a consolidated basis; or (iii) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, of at least 50% of the then outstanding shares of capital stock of the Party.

(e)	Client means the entity identified above and includes all its employees, and agents.

(f)	Customers means any individual or entity that has entered into a written agreement with the Client for services related to Accounts which may include both customers and introducing entities of Client.

(g)

Correspondent means any entity, including any broker-dealer, registered adviser firm, family office, insurance company, financial services firm, partnership, trading firm, custodian, clearing firm, or affiliated firm that is a Customer. Each Correspondent shall be considered an Authorized Subscriber provided that it has entered into a Subscription Agreement.

(h)

Intellectual Property means, without limitation, any inventions, technological innovations, discoveries, designs, formulas, know-how, processes, business methods, patents, trademarks, service marks, copyrights, computer software, ideas, creations, writings, lectures, illustrations, photographs, motion pictures, scientific and mathematical models, improvements to all such property, and all recorded material defining, describing, or illustrating all such property, whether in hard copy or electronic form.

(i)

Laws and Regulations means the applicable rules, regulations and statutes of all applicable countries and jurisdictional boundaries where the Parties operate, including all applicable securities markets, associations, exchanges, taxing authorities, and any and all local laws that have jurisdiction.

(j)	Orbis Software means any code, database, API, method, technology architecture, design, protocol, technique developed by Orbis and provided by Orbis to Client.

(k)

Orbis Services means the various support, maintenance, consulting, hosting, network management and monitoring, hardware, vendor connectivity, documents, and all other services provided by Orbis in accordance with this Agreement.

(1)	Orbis Content means information displayed and delivered, to Client by Orbis pursuant to this Agreement that is originated or owned by Orbis, whether included in this Agreement or not.

(m)

Orbis Product means the combination of the Orbis Software, Orbis Services, Orbis Content that Orbis provides to the Client and Authorized Subscribers in the past, currently or in the future. Any Orbis Product developed or delivered by Orbis under any statement of work or other written agreement between the parties or to support a Client or Authorized Subscriber remains the Intellectual Property of Orbis and is deemed an Orbis Product.

(n)	Client Product means the Intellectual Property, software, services, and content belonging to the Client in the past, currently or in the future.

(o)

Subscription Agreement means a written agreement entered into between Client and each Authorized Subscriber that contains terms indicating that the Orbis Product is sublicensed to Authorized Subscribers; pursuant to the terms of an agreement between the Client and Orbis.

2.	MUTUAL REPRESENTATIONS

The respective Party, or Parties, as applicable, represents, affirms and warrants that currently and during the term of this Agreement;

(a)	The Parties relationship is defined by the terms of this Agreement and the Parties operate independently with no obligations to supervise the activities or personnel of the other Party.

(b)

The Parties acknowledge the Fully Disclosed Clearing Agreement (FDCA) between View Trade Securities Inc (VTS). and Client, and the Consolidated Account Agreement (CAA) between VTS, the VTS introduced account, and the Client as it may be amended, shall in no way be restricted, altered, or limited by the terms herein. The Client recognizes that Orbis and View Trade Securities Inc (the “VTH Companies”) are under common control and management, with co-dependencies including sharing common clients, vendors, resources, personnel, infrastructure, and technology. The Client’s relationship with Orbis and View Trade Securities Inc (VTS) cannot be separated. Subject to the rights, events of default, and breach provision of the FDCA and CAA, or this Agreement, the Client agrees that, subject to the terms and conditions of the applicable agreement, it will continue to provide to the VTH Companies the services contracted consisted with the current client risk profile and VTS business model subject to modification for regulatory changes, without any material deterioration, limitation, or termination or action taken to materially impair View Trade Securities Inc.’s ability to continue to maintain and support its current business supported under the FDCA and CAA; provided, however, that nothing shall limit or prevent Client from (i) taking action across all similarly situation customers, (ii) exercising risk measures as it deems necessary, (iii) taking any action regulatorily required or prudent.

(c)	The Party will be responsible for its own actions, conduct, and business operations and actions and inactions and for compliance with the applicable Laws and Regulations to which it is subject.

(d)

This Agreement or any Party’s agreement with Authorized Subscribers or other third parties shall not impose any obligations on the other Party to supervise the activity and conduct of the Party in any way.

(e)

This Agreement is a legal, valid and binding obligation enforceable according to its terms and that the individual executing this Agreement on behalf of the respective Party has the required authority to operate on its behalf.

(f)	The Party has the requisite authority in conformity with all applicable Laws and Regulations to enter and remain bound to the terms of this Agreement and meet the obligations therein.

(g)

The Party is duly organized, validly existing and in good standing under the applicable Laws and Regulations of the country and or state of its organization as well as where it is required to be, and is in good standing under the Laws and Regulations of any country. regulator or governmental body having jurisdiction over its activities contemplated by this Agreement and meet the obligations therein.

(h)

The Parties will notify each other of any changes to any circumstances that may affect the veracity or completeness of the representations and warranties contained in this Agreement or information provided to the other Party.

(i)	The Parties will notify each other in the event of any material violation (irrespective of whether it is intentional or inadvertent) of any representation, obligation or undertaking in this Agreement.

(j)

The Party will employ as managers, principals and/or supervisors, and representatives of its operations only those persons who have requisite licenses and experience, and are otherwise qualified, in good standing with all regulators having jurisdiction over them and are not subject to any prohibition against acting in capacity;

(k)

The Party has disclosed and will promptly disclose to the other Party any material adverse action, suit, investigation, or proceeding that may materially restrict the business activity or impact the financial standing of the Party as it relates to this Agreement. Parties shall in all cases disclose the underlying facts of any circumstances that could lead to a material financial impact or restriction on business operations insofar as it may affect a Party’s ability to perform its obligations pursuant to this Agreement;

(l)	The Parties will maintain appropriate insurance and licenses in accordance with applicable Laws and Regulations and business risk undertaken;

(m)	No respective owners, directors, officers, employees or agents will, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other;

(n)	The Party does and can evaluate risks independently and is exercising independent judgment in making all decisions related to its business and this Agreement;

(o)

The Parties enter into this Agreement for the sole purpose of complying with the terms of this Agreement. This contractual relationship shall not be deemed to constitute a partnership or joint venture between the Parties.

(p)

Each Party, including Orbis, the Client, vendors and licensor and other providers of content or services to the Orbis Product, retain all rights, title, and interest in and to their respective product or content, including without limitation their Intellectual Property whatsoever, irrespective of whether Intellectual Property rights have been registered or not, which may subsist in any part of the world and whether incorporated or not in the other Party’s respective Product or technology.

(q)

Orbis is acting as a technology and service provider to the Client and not directly to any specific Authorized Subscriber, and Orbis is NOT acting as a broker-dealer, investment adviser, fiduciary, financial services provider, or in any capacity that would otherwise require it to be registered or licensed in any jurisdiction pursuant to applicable Laws and Regulations.

(r)	The Orbis Product is not the Client’s official books and records required pursuant to applicable Laws and Regulations.

(s)

The Parties shall notify each other promptly upon learning of any issue which is likely to put the Orbis Product and use thereof at risk, including without limitation viruses, malfunctions, outages, or defects.

(t)

The Orbis Product, Orbis Software, Orbis Content, and the Intellectual Property contained therein do not infringe or misappropriate any Intellectual Property of any other person and Client’s use thereof as contemplated hereby is authorized and will not infringe or violate any rights of any third parties.

3.	LIMITED LICENSE

a.

Contingent on compliance with the provisions of this Agreement, Orbis hereby grants the Client a non-exclusive, personal, nontransferable, limited license to access the Orbis Product solely for its own and its Authorized Subscribers’ use. Client may sublicense the use of the Orbis Product to Authorized Subscribers only. Customers that do not enter into a Subscription Agreement with Client may not be granted access to the Orbis Product by the Client.

i.

Client’s and Authorized Subscriber’s use of the Orbis Product is limited to supporting the Accounts, transactions, subscriptions, instructions, reporting, and other services performed by the Client or its Authorized Subscribers for the Accounts maintained with the Client;

ii.	Client will not itself and will not knowingly facilitate any Authorized Subscriber to use the Orbis Product for purposes that are beyond the scope of the license granted herein.

(b)

Except as otherwise provided for in this Agreement, this Agreement is non-exclusive and nothing in this Agreement shall prevent the Client from utilizing services of other firms and nothing in this Agreement shall prevent Orbis from providing services to other clients.

(c)	Orbis reserves the right to limit or not provide the Orbis Product to an Authorized Subscriber if in the reasonable commercial judgement of Orbis, providing the Orbis Product would:

a.	expose Orbis to potential material liabilities or legal risk, or;

b.

result in Orbis incurring additional material costs to provide or maintain the Orbis Product for the Authorized Subscriber, including maintaining a different version of the Orbis Product from the most current version provided by Orbis to Client or Orbis’s general client base;

(d)	Quotes, Market Data, and other Vendor Licensed Content

(A) The Client and, if applicable, Authorized Subscribers, are required to enter and maintain their own licensing agreements for quotes and other content displayed on the Client Product or the Orbis Product used by the Client or Authorized Subscribers. For Orbis to provide quotes and other content, the Client and/or Authorized Subscribers is/are required, at a minimum, to subscribe to the Orbis Quote Infrastructure Service for uncontrolled feed from Orbis.

Further, (i) the Client, and the Authorized Subscriber as applicable, hereby represents, affirms, and warrants that during the term of this Agreement that:

i.

it has valid written licenses with the licensors for access, distribution, display and non-display use of the quotes and other content provided by Orbis or displayed by the Orbis Product (Orbis uses U.S market quotes provided by CTA, UTP and OPRA), and that it is in material compliance with such agreements;

ii.

it has written permission from the licensor for such licensed content to be used with the Orbis Product. It is the Client’s sole responsibility to obtain such permission and provide evidence to Orbis as required by the licensor. Orbis will provide the Client the information reasonably needed by the licensor to grant its permission;

iii.

the Client will promptly notify Orbis of any material changes to those licenses including suspension or termination of such licenses that may affect its ability to perform its obligations hereunder, or its representations and warranties hereunder;

iv.	the Client is solely responsible to pay the fees under the terms of its agreement with the licensors and is current on payment;

v.

the Client is responsible for providing the necessary reporting to the licensor as required, provided Orbis shall provide Client reasonable assistance upon Client’s request, including, but not limited to. prompt provision of usage metrics;

vi.	the Client is responsible to ensure the correct and licensed content is being provided to the Authorized Subscriber by the Orbis Product to the extent under Client’s control: and

vii.

the Client accepts that a Licensor may instruct Orbis to terminate providing the licensed data and Orbis may be obligated to do so without permission of the Client. Orbis will notify the Client promptly, and in advance where practicable, if it receives such instructions from the Licensor and Orbis shall use best efforts to reject or object to any such termination to the extent it is able.

(B) If the Client or an Authorized Subscriber, where applicable and required, does not have its own agreement with the licensor, if permitted by Orbis, the Client shall subscribe to Orbis Market Data Control and Quote Service. Orbis provides the Market Data Control and Quote Service under the following conditions:

i.	Orbis shall be solely in control of the user access to the licensed product and may act in its sole discretion in providing such access;

ii.

Client is solely responsible to obtain the necessary subscription agreements from each Authorized Subscriber, verify the information provided on the subscription agreement, verify the Authorized Subscriber information stored in the Orbis Product, and verify that the Authorized Subscriber is receiving only the licensed product via the Orbis Product;

iii.	the Client is solely responsible for the accuracy and completeness of the Authorized Subscriber information;

iv.	Client is solely responsible for classifying Authorized Subscribers correctly as Professionals or Non-Professional as defined by the respective agreements with the licensors;

v.	the Client agrees to provide the information required for Orbis to comply with the Orbis agreement with the licensor;

vi.

the Client agrees that Orbis may provide the information requested by the licensor to the licensor even if such information is deemed private and confidential by the Client or its Authorized Subscribers.

vii.	the Client agrees to promptly and fully follow the instructions of Orbis or the licensor;

viii.	The Client pays the licensor directly any applicable fees that are assessed for professional users of the licensed quote, content, or service.

(C) Whether the Client is using its own licenses or the Orbis license with the licensor, the Client agrees;

i.

If Orbis receives a fee, assessment, or any financial penalty (“Charge”) arising from the Client’s or Authorized Subscribers use or breach of the license, Orbis will forward a copy of the Charge to the Client, and the Client agrees to fully pay such Charge to Orbis prior to the amount becoming due from Orbis to the licensor;

ii.	If Orbis has already paid such Charge to avoid liabilities and harm to Orbis, the Client shall reimburse Orbis fully within 5 business days of Orbis presenting proof of the Charge;

iii.	Client agrees that it will first pay Orbis the fee assessed by the licensor and then seek remedy for relief;

iv.

If Orbis or the Client are victorious against the licensor in reducing or eliminating the Charge by the licensor, Orbis will reimburse the Client up to amount paid by the Client to Orbis prorated to the funds received from the licensor less Orbis’ direct costs incurred in disputing the Charge. Failure of the Client to pay the licensor’s Charge prior to the date the Charge is due by Orbis, or when due as a reimbursement to Orbis, is a breach of this Agreement.

v.

Orbis reserves the exclusive right to immediately terminate all or partial access to the licensed quotes, content or services or to follow the direction of the licensor if the Client fails to meet its obligations to the licensor, if the licensor issues a termination or other instruction to Orbis, or if the Client breaches the terms of this section and related sections of this Agreement, Client agrees to indemnify the Orbis Indemnities fully for any costs, expense, claim, damage, or liability arising from Orbis taking such action.

4.	RESPONSIBILITIES AND DUTIES OF ORBIS

(a)

Orbis shall provide the Orbis Product that the Client subscribes to in Schedule A to this Agreement or other annexes. Orbis shall maintain and support the Orbis Product during the term of this Agreement and all wind-down periods specified herein, in accordance with the terms of this Agreement.

(b)

Orbis shall host the Orbis Product in its own data center, the cloud or other location used by Orbis in the ordinary course of business or in the manner that Orbis has agreed in writing with the Client to host the Orbis Product.

(c)	Orbis shall provide the Client the user credentials that the Client may issue to its Authorized Subscribers and shall validate the user credentials in allowing access to the Orbis Product.

(d)

Orbis will provide the Client with customer service support to resolve issues related to the performance of the Orbis Product. Orbis provides customer support from 8:00am to 7:00pm EST during days that the New York Stock Exchange is open, provided the Parties may contact the other Party by email or using the emergency protocol agreed to between the Parties at any time to which the other Party shall use commercially efforts to promptly respond. The Parties will provide the other Party contacts for emergencies outside of Orbis’ normal customer support hours.

(e)

Orbis will maintain redundancies and backups to minimize disruptions and to maintain uptime of the Orbis Product. Excluding unavailability of the Orbis Product or data therein as a result of a force majeure event, scheduled maintenance, or due to the unavailability or delay of required data or oilier inputs from the Client or any Authorized Subscriber, or due to the fault of the Client or Authorized Subscribers, or due to the fault of vendors providing services to Orbis over which Orbis has no control (excepting where such fault by vendors is due to Orbis’ activities), Orbis shall use best efforts to ensure that the respective Orbis Product actually used by the Client and/or specific Authorized Subscribers is available 99.9% of the time during regular market hours during any calendar month. In the event that Orbis shall fail to maintain 98% availability in any month, Orbis and the Client shall determine the cause and the method to mitigate the issue and then determine if a credit based on the maintenance fees billable to Client, represented by the specific Orbis Product and Specific Authorized Subscribers affected during such month, is due. provided that the Parties shall in good faith discuss and negotiate a fair credit, provided that such downtime is not caused directly or indirectly by the Client or the Authorized Subscriber, including such party’s fraud, willful misconduct, or gross negligence.

(f)	Orbis will provide the Client’s employees with training as reasonably requested by the Client in the use of the Orbis Product at no cost and upon Client’s reasonable request from time to time.

(g)

Orbis will provide the Client reasonable on boarding assistance and ongoing support in accessing, using, and updating information and rules used in the Orbis Product at no cost (unless Client requires a material change to the Orbis Product in which case the parties will agree in writing on the applicable fee(s)) and upon Client’s reasonable request from time to time.

(h)

Orbis shall adhere to a maintenance schedule which shall not materially and detrimentally affect client and which shall not be performed during time periods in which the New York Stock Exchange is open unless such maintenance constitutes an emergency patch or must be performed at that time, in which case Client shall be so notified as reasonably practicable. Orbis shall use best efforts to provide Client as long of advance notice as may be possible of any maintenance.

(i)	Orbis will, to the extent practicable, assist the Client in maintaining connectivity to the Orbis Product.

(j)

As a Software as a Service (SaaS) solution. Orbis will at all times maintain the network utilized by the Orbis Product and the connectivity to data centers, vendors, market venues, custodians, brokers, and other participants that together comprise the Orbis Product.

(k)

ESCROW FACILIITY: Orbis will, upon Client’s request, and at the expense of Client, deposit and maintain a copy of all software included in the Orbis Product used by or available to the Client and all supporting documentation and information currently available, including all materials currently available that are necessary to operate the Orbis Product such as configuration scrips and data and credentials (“Escrow Items”) in a standard source code escrow account for the benefit of Client. Upon Client’s request. Client and Orbis shall execute an agreement with an escrow agent for the deposit of the Escrow Items for the deposit and holding of such Escrow Items (“Escrow Agreement”). During the term of this Agreement, Orbis shall at all times keep the Escrow Items current and shall not less than once quarterly review and asses the Escrow Items to ensure such items are accurate and up to date. The Escrow Agreement shall identify (“Client or its permitted assignee as the designated beneficiary with respect to the Escrow Items in the escrow account. The Escrow Agreement shall provide for the release of the Escrow Items to Client in the event of the liquidation or dissolution of Orbis (or its successor, as applicable) where neither Orbis nor any successor to Orbis continues to provide the Orbis Product (“Release Condition”). Triggering a Release Condition does not transfer ownership of the Orbis Product or the intellectual property to the Client, but the Client shall have the right to operate the Orbis Product independently until a successor where permitted herein begins to offer the Orbis Product, such successor being required to honor the terms of this Agreement until completion of the then term in effect, and the Client retaining all rights under this Agreement, including rights related to Change or Control, Assignment, and Termination, or the Client may issue a Termination Notice to the successor, and the Client shall retain the right to operate the Orbis Product during its Transition Period, such operating right terminating upon completion of the Transition Period. Nothing prevents the Client from negotiating new terms with the successor or negotiate to purchase the Orbis Product ownership rights from the parties that retain such rights. Client may, at any time in its sole discretion, have an independent entity or auditor review the contents of the Escrow Items, and Orbis may enter into escrow agreements with other clients, provided such escrow(s) shall nor contain any Client Confidential Information and shall at all times remain segregated, separated, independent, and distinct from the Client’s Escrow Items. After the occurrence of any Release Condition, Client shall be granted a Right of First Refusal, as further defined in Section 13 herein, in the event of any sale or merger, or attempted sale or merger, by Orbis with any third-party.

(1)

Orbis shall not initiate interaction with or contact Customers. Correspondents, or Authorized Users without Client’s prior express permission from Client except as permitted herein. Upon the Client granting permission to Orbis, such permission is deeded to be ongoing unless retracted by the Client in writing or email. If a Customer, Correspondent, or Authorized User contacts Orbis directly. Orbis shall promptly notify the Client that such contact has occurred and will notify the person contacting Orbis that Orbis has a contractual relationship with the Client. The Client understands that Orbis can only reasonably comply with this provision if the Client has made its Customers, Correspondents, and Authorized Users known in writing to Orbis.

(m)	Service Level Agreement: Orbis shall support and respond to Client, and the Client shall support and respond to Orbis at a minimum, in accordance with the following terms:

a.	24 x 5 (weekdays): Support for Systems and Administrative UIs (including, but not limited to, Control Suite, Market Data Suite):

b.	24 x 7: Support for Front Office UIs (OneView, WebTrader, ProTrader)

c.	Response times at a minimum meeting the following levels:

Priority Level	Initial Response	Support Availability
Priority 1	30 minutes	24 x 7
Priority 2	1 hour	24 x 7
Priority 3	12 hours	Business Days
Priority 4	24 hours	Business Days

Priorities shall be defined as follows:

•	Priority 1: Critical Impact/System Down/Material Impact to Client or Orbis or Client’s or Orbis’s Systems or Services.

•	Priority 2: Serious or Urgent Business Impact without Material Impact to Client or Orbis or Client’s or Orbis’s Systems or Services.

•	Priority 3: Minor Impact to both Orbis and Client with no detriment to business.

•	Priority 4: Standard or Informational (cosmetic change or informational notice not affecting Client or Orbis).

5.	RESPONSIBILITIES AND DUTIES OF CLIENT (or Authorized Subscriber as applicable)

(a)	As between Client and Orbis, Client is responsible for maintenance and accuracy of Client’s books and records.

(b)	Client and not Orbis is responsible for the information that the Client, its vendors, and its Authorized Subscribers place into the Orbis Product.

(c)

The Client is responsible for verifying that the Authorized Subscribers are those intended by the Client to have access to the Orbis Product, and for any misuse of the Orbis Product by its Authorized Subscribers, absent willful misconduct by Orbis or its employees or agents.

(d)	Client is solely responsible for any inputs that the Client sends, or any inputs received from Authorized Subscriber and that Client sends to the Orbis Product.

(e)

Client acknowledges that Orbis is not responsible for or required to understand the Laws and Regulations applicable to the Client or Authorized Subscriber or the Client’s or Authorized Subscriber’s rules included in the Orbis Product, and Orbis is not responsible to ensure that the Orbis Product complies with such Laws and Regulations or rules, except insofar as applicable to Orbis and as expressly required herein.

(f)

Client is entitled to test and audit Orbis and the Orbis Product to ensure that the Orbis Product is operating as expected by the Client and Authorized Subscribers, and Client shall promptly provide specifications in sufficient detail to Orbis, in Client’s reasonable discretion, in order for Orbis to correct any non-compliance. Client is responsible to determine that the Orbis Product is operating as expected.

(g)

Client and Authorized Subscriber agrees to allow Orbis reasonable access to Client and Authorized Subscriber information contained in the Orbis Product for purposes of maintaining the code and functionality of the Orbis Product and providing the Client support and responding to reasonable inquiries of Client. Client and Authorized Subscriber agrees that in no event does Orbis access cause Orbis to have any ownership or responsibility for the information provided by the Client or Authorized Subscriber and that Orbis shall maintain the confidentiality of any information reviewed or accessed including any Client or Authorized User Information.

(h)

The Client is responsible for providing customer support to the Customers and Correspondents and Authorized Subscribers with respect to the Orbis Product, including but not limited to assisting with log in access, password resets, and Authorized Subscriber inquiries, provided Orbis shall use reasonable efforts to assist Client in its support of Authorized Subscribers upon Client’s request.

(i)	Subject to Orbis’ obligations to assist and respond to requests from Client’s herein, Client is responsible to provide the Authorized Subscribers with Orbis Product training.

(j)	Client is primarily responsible for its connectivity to the Orbis Product, and Orbis is responsible to facilitate such connectivity to Orbis.

(k)

With respect to agreements relating to Client’s agreements with vendor subscriptions, Client is responsible for its and Authorized Subscriber’s accurately and honestly executing market data and other vendor subscription agreements, and for proper classification of Authorized Subscribers as required by the licensor such as professionals or non-professionals.

(1)

Client will not resell or sublicense the Orbis Product except to Authorized Subscribers as specifically permitted herein. Subscription Agreements shall restrict the Authorized Subscribers from reselling the Orbis Product, provided each Party agrees clients of Authorized Subscribers may access and use the Orbis Platforms on a non-reseller basis.

(m)

Client or Authorized Subscriber, and not Orbis, is solely responsible for reporting required by Client’s Authorized Subscriber’s applicable Laws and Regulations even if such reporting is produced by or derived from the Orbis Product.

(n)	Client will not and will ensure that Subscription Agreements shall restrict and not willfully and knowingly allow Authorized Subscriber, without Orbis’ written consent to:

i.	facilitate use of the Orbis Product in a manner in breach of this Agreement;

ii.	cause or facilitate any lien, encumbrances, or levy to attach to any portion of the Orbis Product:

iii.	permit use of the Orbis Product for any unlawful, illegal, or fraudulent purpose;

iv.	edit, copy, modify, reverse engineer, disassemble, de-compile or otherwise seek to discover or derive the source code, proprietary logic, design, or structure of the Orbis Product;

v.	access or knowingly facilitate access to the Orbis Product in violation of this Agreement;

vi.	represent that it possesses any proprietary interest in the Orbis Product or Orbis in violation of this Agreement;

vii.	use or knowingly permit use of Orbis’ trademark or brand name in connection with the license herein accept as provided in this Agreement or other written agreements between the Parties;

viii.	distribute, encumber, sell, rent, lease, sublicense, merge, or otherwise transfer the rights to the Orbis Product except as permitted herein;

ix.

permit use of the Orbis Product to perpetuate a fraud or misrepresent the type of activity or Account maintained, the transaction conducted, the securities held, the license of the Authorized Person, and or any other unethical, deceptive, or improper manner.

x.

use the Orbis Product to provide solutions to an FFI or other entities that arc a client of the VTH Companies and are not under the common control of the Authorized Subscriber, unless written consent is provided by Orbis

(o)

Client shall suspend, terminate, or limit an Authorized Subscriber’s access to the Orbis Product if Client becomes aware or confirms any material breach of the terms applicable to Authorized Subscribers in this Agreement, or if any Authorized Subscriber’s regulatory license to conduct the business presented on the Orbis Product terminates, expires, is suspended, does not exist, or if any regulator or court materially limits what they are permitted to do, and Client will notify Orbis of such event, and Orbis may immediately terminate the Authorized Subscriber’s access to the Orbis Product.

(p)

The Client shall, where required, notify the Authorized Subscriber of any pending or current limitation or termination of the Orbis Product access and the Client agrees that termination or limitation of the Orbis Product by either Party to a specific Authorized Subscriber is not a default or a termination of this Agreement.

(q)

If the Client is subject to regulatory licensing requirements to offer is services, and such services involve the Orbis Product, the Client represents, affirms and warrants to Orbis that currently and during the terms of this Agreement:

i.	the Client is and remains duly licensed, registered or otherwise approved by the appropriate licensing or regulatory authority to offer the regulated services that involve the Orbis Product;

ii.

the Client will promptly notify Orbis after becoming aware that it has fallen out of material compliance with any requirement imposed upon it by any governmental agency or authority, self-regulatory organization or securities exchange;

iii.	that it is knowledgeable of and abiding by all applicable Laws and Regulations relating to such services and to any provision or use of the Orbis Product;

(w)

Client will not knowingly provide or enter into any Subscription Agreement for the Orbis Product to third party entities that, to Client’s knowledge provide services that directly compete with the VTH Companies in providing services to foreign financial institutions (FFI) in any foreign consolidated accounts, provided nothing shall restrict Client supporting the U.S Broker Dealer that is a Correspondent and affiliates of the Correspondent that are under common control including FFI affiliates. .

(x)	Authorized Subscriber

Client and Authorized Subscriber represents, affirms, and warrants that currently and during the terms of this Agreement that:

i.

Orbis’ obligations regarding the Orbis Product, including privacy rights, arise only under this Agreement and arc to the Client and not to the Authorized Subscribers, except as may be defined herein and use of the Orbis Product by the Authorized Subscriber in connection with this Agreement or any Subscription Agreement docs nor give rise to any direct or indirect or implied legal or contractual relationship between the Authorized Subscriber and Orbis. Nothing herein shall restrict or otherwise limit any obligation between Orbis and any Authorized Subscriber arising out of any direct agreement or arrangement between them.

ii.

Subject to the restrictions of the Agreement, Client may provide demonstrations and information concerning the Orbis Product to prospective Authorized Subscribers that are subject to confidentiality obligations with Client, provided that such NDA is not required for an initial presentation designed to showcase Orbis Products available from the Client and not detailed functionality. Client shall enter into a Subscription Agreement with all Customers and Correspondents prior to granting access to the Orbis Product, excluding demo, in a live UAT or Production or API environment. Client shall not provide access to or use of the Orbis Product to any third party other than Authorized Subscribers who have entered into a Subscription Agreement with Client.

iii.

The Client’s Subscription Agreements with Authorized Subscribers (i) does not imply or create any direct legal or contractual obligations or formal relationship between Orbis and the Authorized Subscribers; (ii) each Subscription Agreement shall authorize the Client to provide Orbis access to necessary portions of the Authorized Subscriber’s confidential information and to store it on the Orbis Product in order for Orbis to provide the Orbis Product contemplated under this Agreement.

iv.

The Client’s Subscription Agreements that sublicenses the Orbis Product are materially consistent with the terms of this Agreement without diminishing any of the protection afforded Orbis per this Agreement, including Orbis’s intellectual property rights in the Orbis Product.

v.

Prior to execution of this Agreement, the Client will provide to Orbis the requirements of its privacy policy and any other Client requirements concerning personal information, and Orbis will use commercially reasonable efforts to follow such instructions, or alternatively, notify the Client of what Orbis can do. and the Client will make its own determination if such is sufficient; provided, however, if Client determines Orbis is not capable of safely maintaining the confidentiality of information provided by Client in Client’s reasonable discretion, Orbis and the Client will work to resolve the issue or the Client may exercise it Default or Confidentiality Rights contained in this Agreement;

vi.

Orbis’ obligations arising from this Agreement remain solely to the Client and not to the Authorized Subscriber even if (i) the Client instructs or permits Orbis to brand the Orbis Product for the Authorized Subscriber, (ii) Orbis is included in communication between the Client and the Authorized Subscriber, or (iii) Client directs Orbis to act on the instructions of the Authorized Subscriber. Orbis’s direct obligations to an Authorized Subscriber shall arise and be governed by the direct written agreement between Orbis and such Authorized Subscriber.

vii.

Authorized Subscriber is not using the Orbis Product provided by the Client under the Subscription Agreement to support activity that the Authorized Subscriber or its customer conducts in accounts that are not held with the Client.

6.	QRBIS FEES FOR SERVICES AND PAYMENT TERMS

(a)

The Parties can request modification of the Terms defined in Schedules A to this Agreement at any time, and provided that such modifications receive the mutual agreement of the Parties, new terms will go into effect as agreed by the Parties.

(b)	The billing period is per calendar month (the “Billing Period”) and payment is due within thirty (30) calendar days after receiving an invoice from Orbis subject to Client’s right to dispute herein.

(c)	Client shall pay Orbis the fees as listed and set forth in Schedules A and other annexes to this Agreement in accordance with the terms herein.

(d)	Orbis Fees will begin to accrue to the Client on the date agreed to by the Parties in Schedule A or other annexes to this Agreement, and if not stated in such, then as follows:

i.	Market data and other licensing fees on the first day that Authorized Subscriber has access to such data.

ii.	Orbis Development Services fees as agreed to in the Statement of Work between the Parties.

iii.

Base Fees and Minimum Fees when the access key to the respective Orbis Product is first provided to the Client and Client is in Production. Base fees and Minimum Fees are not prorated for actual days in the Billing Period or days Orbis Product is available or accessed.

iv.

Account fees on the first day that Account is opened and funded or in the case of On-Boarding fees when the Account is first opened on Orbis. Account and On-Boarding fees are not prorated for actual days in the month in which the account is open.

v.

Assets under Management (“AUM”) based fees on first day assets are deposited to an Account. AUM fees are based on gross Account value (including leverage) on last day of the month and are not prorated for actual days held in the month or for deposits and withdrawals during the month unless there is a pattern of the Client managing AUM to mitigate the Orbis fees in violation of this Agreement, which would be deemed by a reasonable third-party as a breach of this Agreement.

vi.

Subscription or User ID Fees on first day that Authorized Subscriber has access and live use of such products. Such fees are not prorated for actual days in the billing period or days access is available.

vii.	Provided that if Orbis is billing any client on a prorated basis, proration will be applied to this Agreement.

(e)

It is Client’s responsibility to suspend or purge User ID inventory and Accounts to avoid them being counted for Orbis billing purposes provided Orbis uses reasonable efforts to assist Client as may be requested and Orbis does not inhibit or prevent such suspension or purge.

(f)

Fees per Schedule A or other annexes to this Agreement do not include any applicable taxes. The Client shall be responsible for any sales, use, excise, gross receipts, property, privilege, value-added, withholding, or other foreign, federal, state or local taxes or tariffs (including any interest or penalties related thereto) now in force or enacted in the future and which are applicable to any products or services provided by Orbis in connection with this Agreement or the Client’s Subscription Agreement, and which Orbis is required to collect from the Client or that the Client is required to collect from Authorized Subscriber. The amounts payable under this Agreement shall not be reduced as a result of any such taxes. Upon making a determination that any such taxes apply, Orbis may invoice the Client for such taxes and remit any payments made on any such invoice directly to the appropriate taxing authorities; provided that any failure by Orbis to include such taxes on an invoice shall not relieve the Client of responsibility for any such applicable taxes. Where available and permitted by Laws and Regulations affecting both the Client and Orbis, the Client will, absent dispute, execute the required reseller agreement regarding sales and related taxes with Orbis whereby the Client collects the sales or related tax from the Authorized Subscriber and remits such to the proper taxing authority, in which case Orbis is not required to collect the sales or related tax from the Client.

(g)

Inflation Adjustment: Orbis can, at its reasonable discretion, increase fees in Schedule A or other annexes to this Agreement once per calendar year for inflation, measured by the greater of (i) the annual change in the U.S Consumer Price Index from the prior 12-month period; or (ii) 1% per individual fee or in the aggregate without triggering any of the termination provisions in this Agreement. Orbis will issue a fee adjustment notice at least 90 days prior to the effective date of the fee change. Client acknowledges that any inflation adjustment, should it occur, does not constitute a breach, modification, amendment, or addendum to or of the terms of this Agreement.

(h)

Client acknowledges that, under certain circumstances, additional third party costs and expenses for content, data, news, quotes, information, development and other products and services may be incurred by Orbis on behalf of the Client or an Authorized Subscriber which may require Orbis to charge the Client in addition to the fees in the Schedules to this Agreement. Orbis will use its best efforts to advise the Client in advance of incurring such additional expenses, but Orbis may not become aware of them until after the costs have been incurred from the third party. Orbis may bill the Client for these additional costs and expenses provided such costs and expenses are incurred by Orbis as a direct result of the services it is providing to the Client and shall be subject to Client’s right to dispute herein. Client acknowledges that any billing under this provision does not constitute a breach, modification, amendment or addendum to or of the terms of this Agreement, provided however that, absent Client’s material breach of this Agreement and excluding fees imposed by third-party providers and licensors for market data, no individual cost of more than $1,000 or aggregate payments of $20.000 may occur without Client’s prior written consent.

(i)

The Client’s failure to timely remit payment due, other than Disputed Fees, when due for a period of two (2) consecutive calendar months-will constitute a breach of this Agreement (a “Non-Payment”). Orbis will make a reasonable effort to notice the Client at least once if a payment is not received (the “Past Due Notice”). Notwithstanding anything else contained in this Agreement, Orbis may, upon ninety (90) days’ advance written notice to the Client terminate access to all or any part of the Orbis Product in additional to all other remedies available to Orbis in the event of a Non-Payment, provided Client may cure such Non-Payment during such notice period by paying all amount past dues, provided that a pattern of Non-Payment shall be a breach of this Agreement that may trigger termination of this Agreement in accordance with the terms of this Agreement and each party shall remain subject to the survival provisions herein.

(j)

Client may dispute any fees or charges for which it has a reasonable basis to believe were incorrectly or improperly assessed (the “Disputed Fees”) in which case, provided that the Client pays the undisputed portion of the fees as required under the terms of this Agreement, and the Client provides a written explanation to Orbis of its basis for disputing fees, Orbis agrees to use good faith efforts to resolve any such dispute within 30-calendar days of receiving such notice without invoking the Dispute Resolution or the Termination Notice provisions of this Agreement. The Parties agree to work in good faith to resolve any Disputed Fees. If the Parties are unable to resolve their dispute within this 30-calendar day period, Client may invoke the Dispute Resolution provision as per the terms of this Agreement or may elect to continue to work in good faith to resolve the Dispute Fees outstanding. Disputed fees shall be deemed Non-Payments if the basis of disputing the fees are not in good faith.

(k)

Orbis reserves the right, with notice to the Client, to modify or terminate the vendors and or the content and services available in the Passport to Wall street section of Schedule A. Client accepts that changes to these parts of the Orbis Product does not constitute a breach by Orbis of this Agreements and arc provided as a convenience and not a core part of the Orbis Product. The Client agrees that the disclosed third-party fees in Schedule A arc subject to change by the third-party vendor. Client may terminate its subscription to the content and vendors without penalty by Orbis. Alternatively, the Client may enter into its own agreements with the content vendors and licensor for display on the Orbis Product and if necessary, enter a Statement of Work with Orbis to incorporate such content into the Orbis Product.

7.	TERM AND TERMINATION

(a)

The Effective Date of this Agreement is set forth on the first page of this Agreement and shall have an initial term of four (4) years from the Effective Date, other than as set forth below (“Initial Term”). The Agreement shall be automatically renewed for successive periods of twelve months (12) unless provided otherwise in Schedule A or other annexes of this Agreement or either Party issues a Termination Notice as provided in this section.

i.

Termination Notice: Any Party may terminate this Agreement at any time for any reason by issuing a written notice subject to the terms set forth herein (the “Termination Notice”). Client may give Termination Notice to Orbis without penalty or additional obligation or penalty with any such termination being effective no earlier than three (3) years after execution of this Agreement. Orbis may give Termination Notice to the Client effective at the end of the Initial Term, at least one (1) calendar year prior to the termination date of the Initial Term or 180 day notice during any then-current renewal term. The Termination Date must be stated in the Termination Notice. The date between issuance of the Termination Notice and the stated Termination Date, as may be extended by Client as provided in Section 7(f), is the “Transition Period”. Termination will be effective on the Termination Date stated regardless of the term remaining for the Agreement. Other than for termination due to Non-Payment, regardless of which Party issues a Termination Notice, the Client shall be entitled to a Transition Period not to exceed 24 calendar months from the date the initial Termination Notice was sent as per the terms of the Transition Period Extension paragraph of this Section 7.

(b)

Breach of Terms: Except for breaches of this Agreement that provide for immediate termination by the non-breaching Party, upon obtaining knowledge of the breach, the Party with such knowledge must issue a written notice (the “Breach Notice”) to the other Party stating the facts and circumstances of the breach. If Orbis is in breach it shall have 30 calendar days to cure any breach, if Client is in breach it shall have 60 calendar days to cure any breach (collectively the “Cure Period”).

i.

If the Client fails to cure such breach during the Cure Period to the satisfaction of Orbis, Orbis reserves the right to, among other actions, temporarily disconnect or suspend access to the part of the Orbis Product subject to the breach in order to prevent or mitigate risk or further harm, until Orbis, in its sole reasonable discretion, determines that the breach has been cured. Alternatively, Orbis may issue a Termination Notice or invoke the Dispute Resolution provision per the terms of this Agreement. In the event that Orbis elects to suspend, disconnect, or otherwise modify or reduce use of the Orbis product or the services provided hereunder. Client may elect to issue a Termination Notice, and resulting Transition Period, as per this Section 7 or invoke the Dispute Resolution provision under the terms of this Agreement.

ii.

If Orbis fails to cure such breach during the Cure Period to the Client’s satisfaction, the Client may issue a Termination Notice or invoke the Dispute Resolution provision under the terms of this Agreement

(c)	Immediate Termination:

Any	Party may terminate this Agreement immediately if:

i.

the other Party becomes insolvent, makes an assignment for the benefit of creditors, consents to or suffers the appointment of a receiver, a trustee, a custodian of its assets or a committee of creditors, or seeks a reorganization, arrangement, adjustment of its debts or any other relief under any bankruptcy or insolvency law.

ii.

Either Party may terminate this Agreement immediately if the other Party’s regulatory license necessary to effectuate their stated business on the Orbis Product is terminated, expires, is revoked, or is suspended, unless such Party is directed by court order, or SIPC, FINRA, SEC, or other regulatory authority with jurisdiction over the continuing operation of the Party, in which case this Agreement remains in place until such order is lifted.

iii.	The breaching Party is responsible to notify the other of such an event. In any event Orbis will cooperate in good faith with the Client to complete the Transition Period.

iv.	The failure of the Indemnifying Party to meet its obligations in Section 9 of this Agreement.

(d)

Client Termination for Orbis Change of Control. Client may terminate this Agreement at will and without penalty to Orbis any time upon the occurrence of a Change of Control of Orbis or upon receipt of notice of any Change of Control from Orbis on at least thirty (30) days written notice. In the event of termination pursuant to this provision, the Parties shall comply with their obligations in this Section 7, including the terms of the Transition Period herein, and the remaining Agreement Terms. Upon completion of any Transition Period, the Client shall have no further financial obligations for fees that would otherwise be due for the remainder of the then current Agreement terms.

(e)

Effect of Termination: In the event that a Termination Notice is issued, or an immediate termination event has occurred, without limiting the rights and remedies under other sections of this Agreement:

i.	The Parties remain subject to the remaining terms of this Agreement during the Transition Period.

ii.

The Client will promptly arrange with its own time and effort and cost for finding an alternative to the Orbis Product and for the transfer of all information maintained in the Orbis Product (the “Conversion”). Client shall bear its own costs of such Conversion, and Orbis shall bear its own costs.

iii

Orbis will provide reasonable assistance as reasonably request by the Client. Client will provide Orbis written notice of (i) the name of the entity replacing the Orbis Product; (ii) the date Conversion is expected to begin and be completed; (iii) the method of the Conversion, (iv) the name and contact information of any individuals that Orbis may contact to coordinate the Conversion, and (v) any and all information requested by Orbis to effectuate the Conversion. The Client is responsible to ensure Conversion is completed and Orbis will provide reasonable assistance as reasonably request by the Client. Client agrees to pay Orbis reasonable documented costs incurred directly by Orbis in assisting with Conversion provided that Orbis provides written documentation of any such costs, and that are consistent with Schedule A, subject to Client’s right to dispute herein and the termination is not due to Orbis’ breach of the Agreement.

iv.

Orbis will retain the Client’s and Authorized Subscriber’s information contained in the Orbis product for an additional 60 calendar days post completion of Conversion, or such shorter or longer period as may be requested by Client (the “Post-Termination Period”), after which Orbis may delete such information and no longer make the Orbis Product or its content available to the Client or its Authorized Subscribers.

v.

Orbis is not obligated to continue to provide the Orbis Product or any Orbis Services to the Client or Authorized Subscribers, and Orbis expressly has no further obligation to the Client or its Authorized Subscribers, including storing or retaining data that was contained within the Orbis Product, subsequent to the Post-Termination Period.

vi.

Subsequent to the Post-Termination Period Orbis expressly has no further obligation to the Client except those imposed by Law and Regulations to which Orbis is subject or as expressly indicated herein.

vii.

Termination of this Agreement by either Party does not relieve the other Party of any obligation incurred under the terms of this Agreement, including the Client’s obligations to settle any financial obligations to Orbis.

(f)	Transition Period:

i.	During this Transition Period, the Parties remain subject to all the terms of this Agreement including the Schedules to the Agreement.

ii.

During the Transition Period, the Client shall continue to make a good faith effort in transitioning away from the Orbis Product all its Authorized Subscribers within six months of transitioning the first Authorized Subscriber; and

iii.	Client may terminate the Transition Period early or elect a shorter Transition Period, in its sole discretion, on notice to Orbis without penalty.

iv.

If the Client or Orbis Termination Notice contains a Transition Period of less than 24 months, the Client can extend the Transition Period up to a maximum of 24 months from the date of the original Termination Notice issuance with written notice to Orbis of the new Termination Date, which Orbis shall grant subject to the above conditions being met.

8.	EXCLUSIONS AND LIMITATION OF LIABILITY;

a.

Neither Party shall be liable for any consequential, indirect, special or incidental damages or any loss of profit, revenue, data or goodwill suffered by the other Party, whether incurred or suffered, even if advised of the possibility of such damages or losses no matter the cause.

b.

Except as expressly set forth in this Agreement, neither Party makes any representation or warranty, express or implied, written or oral. Both Parties disclaim all warranties including any implied warranty of merchantability or implied warranty of fitness for a particular purpose or any warranty that the products, applications, connectivity, displayed information, and services or any information or materials provided pursuant to this Agreement shall be uninterrupted, error-free or free from defects or inaccuracies.

c.

All warranties with respect to the provision of products, services, materials and information by the Parties pursuant to this Agreement are strictly limited to those set forth in this Agreement. Parties agree that any technology or service of the other Party is delivered AS IS and that the Party does not guarantee or ensure that either will operate perfectly or without error or downtime except as expressly set forth herein.

d.

THE ORBIS PRODUCT AND ALL INFORMATION, MATERIALS AND CONTENT PROVIDED IN CONNECTION THEREWITH ARE PROVIDED “AS IS” AND “AS AVAILABLE”, WITHOUT ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, FREE FROM DOWNTIME OR NON PERFORMANCE, FITNESS FOR ANY AUTHORIZED SUBCRIBER, FREE OF COMPUTER VIRUSUS AND/OR FREE FROM ERRORS. FURTHERMORE, THE ORBIS PRODUCT AND THE CONTENT PROVIDED IN CONNECTION THERWITH MAY CONTAIN, BE BASED ON. OR OTHERWISE REFER TO ERRORS, INACCURACIES, MISCALCULATIONS, PARTIAL OR INCOMPLETE INFORMATION, OUTDATED DATA, MISTAKES OR FAULTS.

e.

The Client accepts that Orbis has no obligation or process to verify the accuracy of the information and content received from Client or that the Orbis Product is operating in a manner that meets the Client’s regulatory, legal, or commercial requirements other than by notification from the Client. The Client shall routinely test and verify that the Orbis Product is performing as expected by the Client, including Client specific modifications and to notify Orbis promptly if it is not.

f.

The Client recognizes that Orbis will rely on information, products, and services provided by the Client, Client approved and authorized agents, licensors, vendors. Authorized Subscribers; and public sources (collectively. “Sources”) in offering the Orbis Product. Orbis shall not be responsible for the information, products or services provided by Sources, or for any damages or losses incurred directly or indirectly from such information, products or services of the use thereof absent Orbis’ gross negligence or willful misconduct.

g.

If any claim arises against Orbis out of any kind of legal action, whether in tort, civil, contract, arbitration, or otherwise in any way connected to the Orbis Product or this Agreement, the Client agrees that Orbis’ liability shall be limited to the fees actually paid by the Client to Orbis in the six (6) months prior to the date in which the claim first arose, or 12 months if subject to the indemnification provision under 9(a) or 9(c). If any claim arises against Client out of any kind of legal action, whether in tort, civil, contract, arbitration, or otherwise in any way connected to the Orbis Product or this Agreement, Orbis agrees that Client’s liability shall be limited to the fees actually paid by the Client to Orbis in the twelve (12) months prior to the date in which the claim first arose, or 24 months if subject to the indemnification provision under 9(a) or 9(b) Nothing herein shall limit the liability of either party with respect to any issue caused by such Party’s fraud, willful misconduct, or gross negligence.

h.	This section shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

9.	INDEMNIFICATION

(a)

Subject to any express limitations and/or exclusions in this Agreement, each Party (the “Indemnifying Party”) agrees to indemnify the other Party (the “Indemnified Party”) including its owners, officers, directors, employees, representatives, affiliates, agents, and their successors and assignees (the “Indemnitees”) and hold harmless from and against any and all third party claims, damages, losses, liabilities, costs and expenses, (including attorney and arbitration fees and disbursements), penalties, fines, judgements, and any other expenses incurred (the “Risks”) arising from the Indemnifying Party’s own gross negligence or willful misconduct, or fraud or criminal act or omission or that of its agents, owners, employees, officers, directors, employees, or representatives that has a material adverse effect on the other Party.

(b)	In addition to the terms set forth in (a) above, Client agrees to indemnify and hold Orbis’ Indemnitees harmless from and against third party claims arising as a result of:

i.	Orbis acting on the instructions of the Client;

ii.	Any actions against Orbis by the Authorized Subscribers that were granted access to the Orbis Product by the Client under the Subscription Agreement.

iii.	Orbis relying on any information or documents provided by the Chent or any Authorized Subscriber;

iv.	The Client breaching any terms of this Agreement including the representation, affirmations, or warranties that it provides in this Agreement;

v.	Any action brought by the Clientt’s regulators, taxing authorities, or other agencies with jurisdiction pursuant to applicable Laws and Regulations relating directly to Client’s activities hereunder.;

vi.	Security breaches of the Orbis Product that is attributable directly to any act or inaction of the Client:

vii.	Any act or omission of Client in violation of this Agreement; and

viii.	This indemnification applies whether such adverse actions arise prior to, during, or after the execution of this Agreement or the termination of this Agreement.

(c)	In addition to the terms set forth is (a) above, Orbis agrees to indemnify and hold the Client’s Indemnitees harmless from and against the Risks arising as a result of:

i.

Third-party claims that the Orbis Product, as used in accordance with the terms of this Agreement, infringes any Intellectual Property rights, unless the infringement is caused by the Client Product and would not have occurred but for the Client Product or the Client’s actions or inactions; provided that if the Orbis Product becomes, or is likely to become, the subject of any such claim, then Orbis will either: (i) modify the Orbis Product to render it non-infringing; or (ii) replace the Orbis Product with an equally suitable, functionally equivalent, compatible, non-infringing version of the Orbis Product; or (hi) if none of the foregoing are available, Client may immediately terminate this Agreement and Orbis shall refund all funds paid or pre-paid by Client for services nor rendered. In such event Orbis shall reasonably cooperate with Client for Client’s conversion to an alternative provider, as set forth herein.

ii.	Orbis breaching any terms in this Agreement including the representations, affirmations, or warranties that it provides in this Agreement:

iii

Any action brought by Orbis’ regulators, taxing authorities, or other agencies with jurisdiction pursuant to applicable Laws and Regulations relating directly to Orbis’s activities hereunder other than where the Client is responsible to collected taxes from Authorized Subscribers or due to the Client’s or Authorized Subscriber violation of the terms of this Agreement.

iv.	Security breaches of the Orbis Product that is attributable directly to any act or inaction of Orbis;

v.	Any act or omission of Orbis in violation of this Agreement; and

vi.	This indemnification applies whether such adverse actions arise prior to, during, or after the execution of this Agreement or the termination of this Agreement.

(d)	In connection with the indemnification provision outlined above in (a), (b), (c), the Indemnified Party will:

i.

once aware of a claim, promptly notify the Indemnifying Party of the claim. The omission or failure to notify the Indemnifying Parry will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party;

ii.	allow the Indemnifying Party to participate in the defense thereof and may allow the Indemnifying Party sole control of the defense if such is requested by the Indemnifying Party, or not;

iii.

provide reasonable cooperation to the Indemnifying Party if the Indemnifying Party is defending the claim. In any event, the Indemnifying Party will keep the Indemnified Party informed of the status of the defense of such claims and will not agree to any settlement that would have a material adverse effect on the Indemnified Party without consent of the Indemnified Party, which consent will not be unreasonably withheld. In addition, the Indemnifying Party will not settle any action unless such settlement completely and finally releases the Indemnified Party from any and all liability and otherwise is acceptable to the Indemnified Party.

(e)

This section shall remain operative and in full force and effect with regard to the Risks arising under the Agreement regardless of the termination of this Agreement and shall survive any such termination.

10.	EXPENSES:

Except as otherwise specifically set forth in this Agreement, each party shall bear its own expenses in connection with their respective operations, including, without limitation, the cost and expenses of all attorneys, vendors, agents and others employed or contracted by such party.

11.	INSURANCE:

During the terms of this Agreement, each Party shall maintain insurance to cover potential liabilities and as required in accordance with applicable Laws and Regulations within all jurisdictions where they operate and as may otherwise be appropriate to safely operate its business.

12.	NON-DISCLOSURE AND CONFIDENTIALITY:

(a)

The terms of this Agreement, including information contained on any schedule or annexes to this Agreement, are strictly confidential and shall not be disclosed by either Party without the prior express, written approval of the other Party, except that such information may be shared with affiliated entities and the clearing firm or custodian on a need to know basis.

(b)

All material non-public information, communication or data, in any form, including but not limited to, a Party’s business and financial information, customer information, software, source and object code, technical drawings. Bow diagrams, blueprints, and any other business related information not generally available to the public (“Confidential Information”) shall remain the sole property of the disclosing Party and its confidentiality shall be maintained and protected by the receiving Party with at least the same degree of care as the receiving Party uses for the protection of its own confidential and proprietary information. Without limiting the foregoing, the Orbis Product and all components thereof, and all related source code is and shall remain Orbis’s Confidential Information and shall be protected by Client in accordance with the terms herein.

(c)

Other than as set forth herein, the receiving Party shall not disclose such Confidential Information to third party and shall maintain and protect such Confidential Information with at least the same degree of care as the receiving Party uses for the protection of its own or third party confidential and proprietary information. These restrictions shall not apply to any Confidential Information which the receiving Party can establish: (i.) has become generally available to the public without breach of this Agreement by the receiving Party; (ii.) is rightfully in the receiving Party’s possession before disclosure to it by the disclosing Party; (iii.) is independently developed by the receiving Party; (iv.) is rightfully received by the receiving Party from a third party without a duty of confidentiality to the disclosing Party with respect to such information: and (v.) is required to be disclosed by the applicable Laws and Regulations or a subpoena, court order, similar judicial process, regulatory agency or stock exchange provided, however, the subpoenaed Party, to the extent permissible by Laws and Regulations and practical, shall give the other Party written notice of a subpoena prior to its compliance with such subpoena .

(d)

Both Parties shall ensure that all its employees, agents, representatives, and subcontractors to whom Confidential Information is disclosed or who have access to Confidential Information abide by the terms of this Agreement or similar terms contained in written agreements with such parries. Both Parties agree to take all reasonable measures to prevent disclosure of Confidential Information or use of Confidential Information by third parties.

(e)

The Parties hereby permit the disclosure of the other Party’s name and basic information concerning the relationship if request for such information is made by a customer, perspective customer, or third-party with whom a Party has or is contemplating a relationship.

(f)

The Parties hereby permit the disclosure of this Agreement and Confidential Information if requested by a regulator or court of jurisdiction. In this event, and if permitted by Laws and Regulations, the Party receiving such a request shall inform the other Party of such request and provide any written material received from the requesting party prior to providing Confidential Information to the requesting party.

(g)

Both Parties permit the other to obtain, retain, and use Confidential Information it receives to deliver the services contemplated by this Agreement. Such Confidential Information includes but is not limited to personally identifying information (“PPI”) such as name, address, social security number, tax id number, cash holding information, transaction information, Account information, bank account and link information, buying power, order routing, user locations, user authentication credentials, account numbers, IP addresses, and other private information provided that no PPI is sold or disseminated to third parties.

(h)

The terms of this Non -Disclosure and Confidentiality provision will survive termination of this Agreement and will continue for so long as such information remains Confidential Information, but in any event no longer than two years from termination of this Agreement.

(i)	A Party shall notify the other Party in writing of any misuse or suspected misuse or misappropriation of Confidential Information.

(j)

Both Parties acknowledge the other engages in independent development of its own platform, systems, software and services, Each Party consents to such development; provided, however, that each Party represents and warrants that they will not use Confidential Information or intellectual property belonging to the other Party to do development in violation of this Agreement or to knowingly and willfully assist any third party, including affiliates in their development of a competing product of the other by use of or reference to any Confidential Information of the other Party.

13.	ASSIGNMENT AND NON-COMPETE:

(a)

Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement to the surviving or new entity in the event of a merger. Change of Control, or corporate takeover involving either Party, such notice being provided to the other Party promptly after completion of such event and provided any assignment of this Agreement by Orbis shall not be to any entity as are listed in Section 13(d) herein. Any assignment in violation of this section shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties’ successors and permitted assignees.

(b)	Non-Compete and Non-Solicitation

i.

During the term of this Agreement and for a period of two (years) commencing on the date the Termination Notice is issued, Orbis shall not knowingly (A) encourage, facilitate, negotiate with or solicit any Authorized Subscriber or any prospective Authorized Subscribers or Correspondents that Orbis declines or rejects under Section 3(c) or otherwise for business or services that would result in a reduction or decrease in services such Authorized Subscriber is receiving from Client and (B) knowingly encourage, facilitate, negotiate with or solicit any Authorized Subscriber or any prospective Authorized Subscriber or Correspondent that Orbis declines or rejects under Section 3(c) or otherwise utilization of Orbis Product, Orbis Content, or Orbis Software in any way with any custodian except Client without Client’s prior written consent, provided, however, that in the case of this clause (B) (i) Client has included these conditions naming Orbis in writing in the Subscription Agreement agreed to with Correspondent, (ii) the Correspondent was utilizing (or under a written agreement to start utilizing) the Orbis Product under a Subscription Agreement prior to termination of this Agreement, (iii) the Client provides Orbis in writing the names of the Authorized Subscribers that are subject to this provision.

ii.

Section 13(b)(i)(B) does not apply to: (a) any VTH Companies’ client, (b) any Correspondent using the Orbis Product as of termination of this Agreement to access or service accounts or conduct activity away from the Client (a “Non-Exclusive Correspondent”) as such Non-Exclusive Correspondent is required to have a direct agreement with Orbis, or (c) to a Correspondent first introduced to the Client by any VTH Companies that has a direct agreement with Orbis.

iii.

Notwithstanding the foregoing, in the case of Section 13(b)(i)(B), Orbis may continue to provide any Authorized Subscriber that had already maintained a clearing or custody relationship with a third-party outside of Client with the Orbis Product at such third-party with whom the Authorized Subscriber had maintained such relationship consistent with past practice and level of services.

iv.

At no time during this Agreement shall either Party or any of its affiliate or subsidiaries solicit, encourage, or engage any Correspondent or any current or prospective client already engaging with the other Party to remove or reduce such firm’s business with Client or the VTH Companies in any manner, directly or indirectly.

(c)

During the term of this Agreement and any Transition Period, Orbis shall notify the Client if it intends to (1) sell any equity interest(or security convertible into equity) in itself or any affiliate to; (2) merge or engage in a Change of Control with; (3) sell any material portion of its assets including any piece of the Orbis Software, Orbis Product, or Orbis Content used by Authorized Subscribers other than in the normal course of business to; or (4) assign any of its rights or obligations to Client under this Agreement or otherwise to any person or entity.

In the event Orbis elects to enter into such a sale or merger, upon Client’s request, Orbis agrees to create and maintain a separate instance of the Orbis Product, Content, Services, and Software unique and only accessible to Client, its Authorized Subscribers, and Orbis, and not to the acquiring entity, until termination of this Agreement and any Transition Period. .

(d)

Right of First Refusal: Exclusively applied to the entities named below, during the term of this Agreement, as it may be extended. Orbis shall not, directly or indirectly through an affiliate, enter into any agreement or consummate any transaction relating to a Change of Control with any of the following entities or their affiliates, successors or assigns or material direct or indirect shareholders or assignees or acquirers without Client’s written consent which shall not be unreasonably withheld, (a “Third-Party Transaction”) except in compliance with this Section:

Wedbush Securities Inc.

Drivewealth, LLC

Axos Bank or Axos Clearing LLC

Clear Street LLC

Velocity Clearing, LLC

Folio Investments, Inc. or Folio Financial. Inc.

i.

If Orbis receives a bona fide written offer for a Third-Party Transaction that Orbis desires to accept (a “Third-Party Offer”), Orbis shall, within ten days of receiving the Third-Party Offer, notify Client in writing (the “Offer Notice”) of the identity of all proposed parties to such Third-Party Transaction and the material, financial, and other terms and conditions of such Third-Party Offer (the “Material Terms”). Each Offer Notice constitutes an offer made by Orbis to enter into an agreement with Client, directly or by and through a Client affiliate, on the same Material Terms (the “Offer”). Such notice shall be provided to Client electronically and in accordance with the notice terms herein.

ii.

Prior to the expiration of the 30 business day period following Client’s receipt of the Offer Notice (the “Exercise Period”), Client may accept the Offer by delivery to Orbis of a letter of intent containing the Material Terms.

iii.

If by the expiration of the Exercise Period, Client has not accepted the Offer, following the expiration of the Exercise Period, Orbis may consummate the Third-Party Transaction with the counterparty identified in the applicable Offer Notice, on terms that are the same or more favorable to Orbis as the Material Terms. If such Third-Party Transaction is not consummated, this Section will continue to apply and Orbis shall not enter into any Third-Party Transaction during the Offer Period without affording Client the right of first refusal on the terms and conditions of this Section.

14.	CONFIDENTIAL INFORMATION RIGHTS:

Each Receiving Party understands and acknowledges that any unauthorized use or disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and agrees that Disclosing Party may seek injunctive or other equitable relief, including applying to a court of competent jurisdiction for an order restraining any such further unauthorized use or disclosure or misappropriation and for such other relief as Disclosing Party shall deem appropriate without the necessity of proving actual damages or posting bond of any kind. Such right of Disclosing Party shall be in addition to remedies otherwise available to the Disclosing Party at law or in equity.

15.	DEDICATED SERVICES FOR THE CLIENT.

Upon Client’s request, Orbis shall establish, and Client will cooperate in good faith to help establish, a cloud based or dedicated infrastructure able to operate and deliver the Orbis Product to the Client independently from the Orbis Product used by other Orbis clients, and Orbis shall continue to maintain the Orbis Product at or above the same level of consistency and reliability as delivered to any other Orbis client in a manner agreeable to both Orbis and Chent (“Dedicated Services”).

Unless agreed to otherwise between the Parties, or due to an Escrow Release Event, or agreement that Orbis Product will ran on the Client’s infrastructure, Orbis will maintain the infrastructure with full administrative access under its control using its personnel. The client will not have administrative access of the servers. The hardware, data center, and other third-party expenses will be agreed with the Chent and will be billed to the Client separate from the fees and minimums in Schedule A.

16.	ENTIRE AGREEMENT:

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may not be varied orally, but only in writing, signed by both Parties.

17.	SEVERABILITY:

In the event that any provision of this Agreement conflicts with any Laws and Regulations, such provision shall be deemed null and void and this Agreement shall be read as if such provision were no longer a part of this Agreement If any term, condition, or provision of this Agreement is held by a court or arbitral tribunal of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, unpaired or invalidated.

18.	NO WAIVER:

(a)

The failure of either Party to enforce at any time or for any period, any one or more of the terms or conditions of this Agreement shall not be a waiver of such terms or conditions or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

(b)

No waiver of any breach of this Agreement or of any requirement herein contained shall be deemed a waiver of any preceding or succeeding breach of this Agreement or of any other requirement herein contained.

(c)	No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts.

(d)

Any delay or failure by any Party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable Laws and Regulations, shall not be construed to be a waiver of such right, power, remedy or privilege, nor to limit the exercise of such right, power, remedy or privilege, nor shall it preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege..

19.	MATERIAL AMENDMENT:

If any term of this Agreement contravenes any applicable regulatory authority or court decision, then said term shall be governed by said regulatory provision or decision and the subject term of this Agreement shall be deemed automatically amended or deleted, as the case may be, and the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.	FORCE MAJEURE:

Neither Party- shall be liable for any loss of any kind or failure to perform their obligations under this Agreement caused directly or indirectly by fire, flood, war, terrorism, earthquake, elements of nature or acts of God or the public enemy; riots, civil disorders, rebellions or revolutions; strikes, epidemics, pandemics, lockouts, or labor difficulties; government imposed quarantines or denial of access or operation, acts or omissions of regulatory or governmental authorities, self-regulatory organizations or securities exchanges, clearing firms, custodian, market data providers, the internet or communication link providers, technology failure, changes in law, rule or regulation; or any other cause beyond the reasonable control of the Party, whether or not similar to the foregoing. The Parties shall make reasonable efforts to perform their obligations under this Agreement if any of these events occur. However, Force Majeure does not on itself terminate the Agreement and both Parties agree to work diligently and collaboratively to restore services without delay.

21.	NOTICES:

Any notices or other communications permitted or required to be delivered pursuant to this Agreement shall be in writing and shall be delivered by registered mail or email to:

a	to Orbis at the address and email provided to the Cient with a copy to support@orbisfn.com.

b.	to the Client at the address and email provided to Orbis.

22.	CONSENT TO ELECTRONTIC COMMUNICATION

Both Parties agree that the use of electronic communication such as email is subject to Risks, including the loss of privacy and the disclosure of Confidential Information. Nevertheless, both Parties agree to permit the other Party to utilize agreed-upon methods of email, secured internet, and other means of electronic communication in the ordinary course of business.

23.	APPLICABLE LAW:

This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of New York.

24.	DISPUTE RESOLUTION—by Arbitration Only.

(a)

In the event there is a dispute between the Parties, the Party with the dispute will first provide the other Parry with a written explanation or complaint (the “Dispute Notice”) by mail and electronically.

(b)

The Parties agree to use good faith efforts to resolve any such dispute within 30-calendar days of such notice being received prior to invoking arbitration or formal legal proceedings. If the Parties are unable to resolve their dispute within this 30-calendar day period, either Party may avail itself of the arbitration provided for in this Agreement.

(c)	Both Parties agree to use Arbitration as the sole official means of settling unresolved disputes.

(d)	THE PARTIES WAIVE ANY RIGHTS TO A JURY TRIAL IN ANY JURSIDICTION.

This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of New York. Disputes arising out of this Agreement shall be settled by binding arbitration conducted in accordance with the Rules of the American Arbitration Association (the “AAA”). There shall be one neutral arbitrator, selected by mutual agreement of the parties. If the Parties have not agreed upon a neutral arbitrator within 45-days after the date of a demand for arbitration, the arbitrator shall be selected by the AAA. The arbitrator’s award shall be final and binding upon the Parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration shall be the exclusive remedy under this Agreement; provided, however, that this clause shall not preclude either Party for seeking provisional remedies in aid of arbitration from any court of competent jurisdiction, including, but not limited to, a temporary restraining order or preliminary injunction.

i.

All Parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

ii.	Arbitration awards are generally final and binding; a Party’s ability to have a court reverse or modify an arbitration award is very limited.

iii.	The ability of the Parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

iv.

The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all Parties to the panel at least 20 calendar days prior to the first scheduled hearing date.

v.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

vi.	The rules of some arbitration forums may impose rime limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

vii.	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

viii.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

25.	EMPLOYEE NON-SOLICIT:

During the term of this Agreement, including any Transition Period and for a period of (2) years following the termination of the Agreement and any such Transition Period, each Party agrees that it will not, (i) either on its own behalf or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the other Party or its affiliates, or (ii) induce or otherwise advise or encourage any employee of the other Party or an affiliate of such Party to leave his or her employment, in each case whether or not such employee is a full-time employee or a temporary’ employee of such Party or its affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period of time or is at will. Nothing herein shall restrict either Party’s ability to engage or employ any person responding to a public job posting provided the Party has not acted in bad faith prior to and after making the public job posting. Use of or engagement of Orbis personnel by the Client to continue to operate the Orbis Product upon an Escrow Release event or dissolution of Orbis or employee shall not be considered a violation of this provision, and upon any Escrow Release event, the Client shall be entitled to hire or engage any employee or contractor of Orbis.

Signatures to Follow

IN WITNESS WHEREOF, Orbis Systems, Inc. and Client have entered into this Agreement by signature of their authorized officer.

Orbis		Client	Apex Clearing Corporation

Signature:	/s/ Anthony Petrilli	Signature:	/s/ William Capuzzi
Print Name:	Anthony Petrilli	Print Name:	William Capuzzi
Print Title:	CEO	Print Title:	CEO
Date:	4/19/2020	Date	4/19/2020

Schedule A to the Orbis Cooperation Agreement v April 18, 2020

Client Name: Apex Clearing Corporation	Effective Date: April 18, 2020

All Fees are in $USD:	Terms good for 60 days from Date Proposal Sent

Date Proposal Sent Out:	April 11, 2020

Initial Agreement Term:	4 years as defined in the Agreement.

Renewal Term	12 months.

Apex Monthly Minimums commence upon execution of this Agreement.	[*****]	[*****]

Applied against all fees paid to Orbis other than Section 3 and 4(c). If either Party terminates this Agreement for any reason, provided that the Client in good faith is completing the Conversion of Authorized Subscribers and Accounts from the Orbis Product during a Transition Period, the monthly minimum fee during the Transition Period shall not exceed the lesser of (i) the amount specified in the minimum table above or (ii) 125% of the fees calculated per this Schedule A for that month, provided that there are no Non-Payments.

Billable Period:	Monthly for all fees shown below unless stated otherwise.

Setup Fee to Apex	[*****]

Set Up and White label fee to Authorized Subscriber	As indicated for the Orbis Product below.

State and Local Taxes	Orbis Products are subject to state sales taxes based on domicile of Client unless exempt under a “on-selling” provision of the respective taxing authority’s Laws and Regulation in which case the Client charges and collects the sales tax from the Authorized Subscriber.

General Terms: During the term of this Agreement, the Orbis Product available to the Client will be the most current version. Updates to Services currently subscribed to will be available at no additional cost. If Orbis agrees to maintain an earlier version of the Orbis Product for use by the Client or Authorized Subscriber, the Client and Authorized Subscriber agree that in no event will Orbis maintain any version greater than one (1) version away from the current version and agree to upgrade to the most current version upon written request from Orbis. New Orbis Services that become available are subject to their own fee schedule.

Fees per this Schedule apply to the Standard Product offered by Apex under the Apex Subscription Agreement. Correspondents and Customers of Apex requiring the use of the Orbis Product to access other brokers and custodians are required to have a direct agreement with Orbis.

Apex and Orbis will discuss Correspondents with 100,000 or more accounts.

Fee Type Definitions:

•  AUM FEES (“bp”). Account month-end balance (all assets) multiplied by annual basis point fee divided by 12.

•  ACCOUNT FEES are per unique Account number holding any asset or has any transaction during the month. Accounts that are empty and with no transactions posted are not counted.

•  ONBOARDED ACCOUNT FEE is per unique Account number that has not been suspended but not holding any asset or any transaction during a month.

•  AUTHORIZED ID or USER ID: fee is per unique ID with access to the Orbis Service.

•  DEVICE: is any device that is accessible by the Authorized ID unless single session control is used to limit Authorized ID to one device at a time. Then only Authorized ID will be counted.

•  STANDARD PRODUCT: is set by Orbis or by Apex as the single standard for all Authorized Subscribers. Customization by or for an Authorized Subscriber requires a Statement of Work and may result in a change in the Orbis Fee.

•  Other fees types are as stated.

•  The Client is solely responsible to purge or suspend Accounts and Authorized IDs that are no longer active to avoid the respective Fee. Fees are not subject to pro-ration during any period.

Schedule A - SECTION 1:	ORBIS PLATFORMS

End Customer Facing platforms

A. WEB TRADER (Traditional and Digital)-Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian for the Accounts.

WebTrader is web accessible display technology for Self-Directed Retail Investors and designed for those seeking information to make informed decisions. Does not include Orbis Control or Market Data Suite.

Minimum Fee	[****]
User ID Fee Per month	[****]
Included Services	◾ Mobile App version

Supported securities and Services

◾ U.S equities, ETF, CEF, ADRs, Options, other securities traded on U.S exchanges.

◾ Mutual Funds - U.S registered and non-U.S. registered.

◾ Canadian equities and Global equities (major markets) on request only.

◾ Apex Crypto | Fixed income (trade entry only). | Money movement requests.

◾ Digital Account Opening | Integration of Client’s and vendor provided content.

◾ Integration of Client’s services (i.e. bank / other accounts, single sign on).

◾ Stock Lending Information Display

◾ VWAP, TWAP, POV and other algo trading

◾ Buy/Sell/Short /BTO/BTC/STO/STC/ Limit/Trailing/Stop/GTC/MOO/MOC and others

Set Up Fee	[****]
White Label Fee	$[****]
Required Add-On Services
Orbis Market Data Control Services		See Section 3
Orbis Control Suite Watchmen Services		See Section 2
B. PROTRADER- Per Correspondent Available under Apex Subscription Agreement where Apex is exclusive broker/custodian.
ProTrader is designed for those that primarily rely on market data and charts to make informed decisions such as active and professional traders. Does not Include Orbis Control or Market Data Suite
Minimum Fee	[****]
User ID Fee Per month	$[****]
Supported Securities and Services

◾ U.S equities, ETF, CEF, ADRs, Options, other securities traded on U.S exchanges

◾ Canadian equities & CFD equivalent for above.

◾ Buy/Sell/Short/BTO/BTC/STO/STC | Limit/Trailing/Stop/combmations | GTC/MOO/MOC and others | Hot Key customized orders | route control and more.

Set Up Fee	[****]

White Label Fee	$[****] for basic White Label

Required Add-On Services

Orbis Market Data Control Services		See Section 3

Orbis Control Suite Watchmen Services		See Section 2

C. ONEVIEW — Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian.

ONEVIEW is a display/workflow/and connectivity technology designed for the professional investor, advisor, registered representative, family office, on investment manager.

Orbis and Apex agree that the business models of firms using One View will vary significantly. Parties agree to adjust upwards the per Account Minimum Fee if the business model of the Authorized Person permits such upward adjustment

Minimum fee per Account per Month after applying applicable blended AUM fee below to each Account AUM	Traditional Reg Rep Adviser Accounts On-line mass market	$[****] $[****]

Orbis AUM fee subject to a per account minimum as above.	[****]	[****]

Account owners Client Web Portal	WebTrader subscription required for customers to self-direct trading and activity in their account. [****] fee for view only web portal to account

Securities and Services Supported	Same as WebTrader

Set Up Fee	[****]

White Label Fee	$[****] onetime for each. Authorized Subscriber

Add -ON Services for Standard APEX Setup.		Name of Provider	Note

Account Aggregation			Services are independent of Orbis and OneView. Orbis Fee for integration of provider API into OneView TBD.
Advanced Portfolio Reporting
Advanced Billing
Advanced Rebalancer
Other Add-On Service

Required Add-On Services

Orbis Market Data Control Services *			See Section 3

Orbis Control Suite Watchmen Services *			See Section 2

‘ Required for all FINRA members. May be required for RIA under certain circumstances (for example: RIA is maintaining their own records or driving their own technology using the Orbis Product or are a hybrid RIA (FINRA member and RIA ), or are using Orbis Product to connect with multiple custodians or brokers or other financial services providers, or permit self-directed investing by their customers.

D. STOCKLENDING BY BENEFICIAL OWNERS- Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian.

A turn-key solution for beneficial owners to lend securities held by the custodian in an omnibus account.

Minimum Fee [****] Revenue Share Fee [****]

Set Up Fee	NO CHARGE for Standard Product	Includes White Label of apps/website. Connectivity and certification with Apex. Additional fees under a Statement of Work for customization for an Authorized Subscriber.

SECTION 2	ORBIS CONTROL SUITE SERVICES

A. ON-BOARDING & DOCUMENT CONTROL. Apex Overall. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian.

Digitized On-Boarding Process, Client Communication, and Document Management

		Fee per Month	Note

Minimum Fee:	[****]		Orbis will bill at the Apex level aggregating across all Correspondent accounts.
Account Fee:	Account Tier	Per Account within Tier
	[****]	[****]

Onboarded Account Fee	All	$[****]

Set Up Fee	NO CHARGE for Standard Product with Apex as sole custodian and execution broker	Additional fees under a Statement of Work for customization for Client or for an Authorized Subscriber.

Integrated Vendors	Socure, Dow Jones Risk, DocuSign, Plaid

B. ORBIS WATCHMEN. Apex Overall. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian.

Real-Time order management, transaction compliance monitoring and operational controls at the security, account, order, routing, and post execution level

Minimum Fee	Waived

Account Fee per Month	Account Tier	Per Account within Tier	Orbis will bill at the Apex level aggregating across all Correspondent accounts.
	[****]	[***]

Additional Fee	For Omnibus, professional trading, DVP and other aggregated Accounts	[****] per order received

Set Up Fee	[****] for Standard Product with Apex as the sole custodian and executing broker.	Additional fees under a Statement of Work

Non-Display Real Time NBBO -	Included within Orbis Product	If Licensor of non-Display quote changes licensing requirement. Client or the Authorized Subscriber may be required to obtain its own license for Non-Display quotes from the CTA, UTP, OPRA and index licensor.

Security Master, CUSIP/ISIN	Included within Orbis Product	If Licensor changes licensing requirement. Client or the Authorized Subscriber may be required to obtain its own license.

Corporate Action Monitor	Included within Orbis Product

Order Routing:	Correspondents, routing is to Apex Only.

C. ORBIS REGULATORY REPORTING SERVICE—Per Correspondent. Client or Authorized Subscriber is responsible to certify that report is correct. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian.
[****]

SECTION 3	ORBIS MARKET DATA SERVICES

(A) ORBIS MARKET DATA CONTROL SERVICE—Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian for the Accounts.

[****]

(1) ORBIS QUOTE INFRASTRUCTURE: Uncontrolled-feed at symbol level only. Quote is pushed to Correspondent (no quote requests permitted). Symbol Supplemental data delivered on request. Limits apply: Requests every 250ms, maximum 500,000 request per second. Additional-fees-for activity in excess of limits may apply. Includes generating delayed data.

U.S Markets — top of book only	Mthly Fee	May require Apex to have its own license with ICE Data Services for redistribution of the ICE Quote Feed used by Orbis
SIP (CTA, UTP, OPRA) base fee to receive NBBO /Level 1	$[***]
Or single exchange: CBOE 1 or BZX feed base fee	$[***]

(2) ORBIS MARKET DATA CONTROL SERVICE—Only available with Orbis Platforms. Designed to facilitate Client/Authorized Subscriber meeting Licensor requirements for Quote Control. Also referred to as Authentication Entitlement System (AES)

Base Fee per month:	$[****]

(B) ORBIS MARKET QUOTE SERVICE—Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian for the Accounts.

Apex or the Authorized Subscriber is using their own directlicense with licensor	Requires Apex or Authorized Subscriber to get permission from Licensor in order to use the licensed data on the Orbis Product. Orbis will assist in getting this permission.

Available Feeds	Real Time	Delayed	Comment

Streaming CBOE1 Top of Book (Equities)			Client or Authorized Subscriber is responsible to report and pay the fees directly to the licensor per their licensing agreements.
Streaming BZX Top (single exchange)
Streaming CTA/UTP (NBBO)
Streaming OPRA (U.S (Option)
Last Trade for U.S OTC Market securities

Per Real-Time Query Only	Per Query Fee

CTA & UTP NBBO			Same as above.

OPRA NBBO

Indices Streaming or Delayed Quotes

DJIA Index + S&P 500 Index			Same as above

Other Fees: Licensors routinely change or impose new fees for use of the licenses data. Client subject to such charges as notified by Orbis or the Licensor

(C) ORBIS PASSPORT TO WALLSTREET SERVICE—Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian for the Accounts

Content is offered as a Convenience and is subject to termination, substitution, or change as per the Agreement. Client or Authorized Subscriber may enter into direct agreements with vendor and Orbis will integrate such content under a Statement of Work. All fee subject to change by vendor.

ORBIS Core Content Suite (subject to change): ETF center, ETF and Stock screeners, link to ETF sponsor, security profile and link to issuer website, trading volume, 30 day average trading volume, market cap, P/E, earnings date, dividend date, charts, SEC filings, market commentary, ADR center, IPO center, heat maps, earnings, dividends, SEC filings, stock wall, sector and industry drill down.	[****]

ORBIS Insights - Orbis Core Content plus Alpha Tracker, Weekly and Monthly Seasonality, Option Radar, Morningstar sector and industry categorization.	[****]

TipRanks — Research Analyst calls ranked by performance	Customized fee based on requirements.

Morningstar — Mutual Funds and other content.	[****]

ORBIS Get IPO: Turn-key IPO web platform to obtain retail or institutional subscription Client underwriting and selling group participations	$[****]

Click IPO - Subscribe to IPO available from ClickIPO.com	$[****] Base Fee per Month.

Orbis Web Publishing Suite Editor/ writer / translator controls and photo stock. Request, assign, edit and publish with full control of process.	$[****]

Selected News Feeds	$[****]

Orbis Listed Company Logo and Social Username Service

Allow presentation of company logo and social username with stock symbol or for other presentation purposes. Delivered via API. Includes official and square logo. Auto monitoring of marketplace.

$[****]

SECTION 4	ORBIS ADDITIONAL SERVICES

(A) ORBIS SUPPLEMENTAL SERVICES—Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian for the Accounts. [****]

(B) ORBIS FINTECH DEVELOPMENT SERVICE www.orbis.dev —Per Correspondent. Available under Apex Subscription Agreement where Apex is exclusive broker/custodian for the Accounts.

[****]

(C) ORBIS DEVELOPMENT SERVICES. Available to Client only.	Fees based on Statement of Work

Orbis and the Client will agree to a Statement of Work. The cost of the project, including ongoing monthly fees if any, must be approved by the Client in writing prior to beginning the work. Invoicing will be in three parts: [****] Any adjustments between actual costs and estimates will be reflected in the billing. Change orders from the original project specifications will be priced separately and must be agreed to by the Client in writing prior to commencing work. Change order costs will be billed in the same manner as the original specification work Failure to pay development costs within 30 days of billing will be considered a material breach of this Agreement. Any customization and development performed by Orbis becomes part of the Orbis Product and is owned exclusively by Orbis. In Orbis sole discretion, Orbis may grant the Client exclusive access to specified functionality developed for the Client and fully paid for by the Client. If Orbis grants exclusivity to specific functionality, the Statement of Work will detail the specific functionality and the time of exclusivity granted by Orbis.

SECTION 5	NOTES APPLICABLE TO ALL SECTION

1.

The Client acknowledges that Orbis has set its fees and entered into this Agreement in reliance upon the terms of the entire Orbis Cooperation Agreement including the indemnification and limits on lability provisions.

2.

Vendor Products, including content, market data quotes, security classifications, financial statement information, Orbis Passport to Wall Street Services and all other such content (“Content”) arc offered by Orbis in its sole discretion and may change from time to time and be different between platforms. All Content offered by Orbis is subject to various requirements imposed by the Vendor in its contract with Orbis or affiliated companies of Orbis. (“Orbis Vendor”). The Client and Authorized Subscriber agrees to be bound to terms contained in the Orbis Vendor contract when such terms are provided to the Client by Orbis in order to continue to receive the Orbis Product. Certain Content will require the Client and or Authorized Subscriber to enter a separate agreement (“Premium Content”). Any information provided by Orbis related to Premium Content is informational only and does replace the actual terms contained in the respective Premium Content agreement.

3.

Orbis maintains its own infrastructure to provide the Orbis Product. Infrastructure is not dedicated to a specific Client. Required hardware hosted by Orbis that is unique /dedicated to the Client must meet Orbis’s specifications. The purchase, maintenance, and hosting of such dedicated or unique hardware will be billed to the Client. Orbis reserves the right to require that the Client purchase such hardware directly and deliver it as required by Orbis. Orbis will notify the Client if hardware is required in advance.

4.

Orbis reserves the right to not provide market data and vendor product under the Orbis license and require the Client or Authorized Subscriber to obtain their own licenses in order to continue receiving the licensed product.

Signatures.

IN WITNESS WHEREOF, Orbis Systems, Inc. and Client have entered this Schedule A by signature of their authorized officer.

Orbis		Client
Signature:	/s/ Anthony Petrilli	Signature:	/s/ William Capuzzi
Print Name:	Anthony Petrilli	Print Name:	William Capuzzi
Print Title:	CEO	Print Title:	CEO
Date:	4/19/2020	Date	4/19/2020